UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 2, 2009
HAEMONETICS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	1-10730	04-2882273

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

400 Wood Road Braintree, MA	02184

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code 781-848-7100

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS, APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
As previously disclosed, on October 23, 2008 the Company’s Board of Directors decided that Brian Concannon would succeed Brad Nutter as President and Chief Executive Officer effective in April 2009. On April 2, 2009, Mr. Concannon was elected to the Company’s Board of Directors and appointed to his new positions. Concurrently, Mr. Nutter relinquished his role as President and Chief Executive Officer of the Company. However, Mr. Nutter remains an employee of the Company as Executive Chairman of the Company’s Board of Directors and will received an annual salary of $300,000 in connection with his new position.
On April 2, 2009 the Company’s Board of Directors set Mr. Concannon’s bonus targets and base salary for fiscal 2010. Mr. Concannon will receive an annual salary of $550,000 and be eligible for a bonus of up to $412,500. He will receive up to 80% of this bonus based on the achievement of the revenue and operating income objectives for the fiscal year. The remaining 20% is dependent on the achievement of individual performance objectives. All bonus related objectives are established by the Board of Directors.
In addition, the Board also approved the grant of options for the purchase of an aggregate of 32,845 shares of the Company’s common stock and granted 2,053 restricted stock units under the 2005 Long-Term Incentive Compensation Plan for Mr. Concannon. All such options and restricted stock units vest at the rate of 25% per year over the 4 years following the grant date. All of such options were granted at an exercise price of $55.37 per share.
The Company also entered into a new Change in Control agreement with Mr. Concannon. Under the agreement, if Mr. Concannon’s employment is terminated or he suffers a material diminution of compensation or responsibilities after a change in control, he will be entitled to 2.99 times his then base salary and target bonus. He will also be entitled to receive a payment equal to the cost of providing his medical, dental, life and disability insurance coverages for a period of 3 years, and outplacement services.
Under the agreement, the vesting of Mr. Concannon’s equity awards granted on and after April 2, 2009 which vest solely by reason of continued employment with the Company will be accelerated by a change in control in two circumstances. One, if the successor corporation refuses to assume or continue the equity awards or to substitute similar equity awards for those outstanding immediately prior to the change in control, then those equity awards vest. Two, if Mr. Concannon is eligible for the severance described above after an acquisition where the successor corporation does assume or continue the equity awards or substitutes a similar award, then those equity awards vest.
For purposes of the agreement, a change of control is defined as a person or group acquiring 35% or more of the Company’s stock, a sale of substantially all the assets of the Company to an unrelated person, and certain mergers, reorganizations, consolidations and share exchanges.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAEMONETICS CORPORATION (Registrant)
Date April 8, 2009

/s/ Christopher J. Lindop
Christopher J. Lindop, Chief Financial
Officer and Vice President Business Development

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